Exhibit 3.1

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
FLEWBER GLOBAL INC.

Flewber Global Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies that:

FIRST: The name under which the Corporation was originally incorporated is Flewpon Inc.

SECOND: The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of Delaware on January 22, 2019.

THIRD: This Third Amended and Restated Certificate of Incorporation, as herein amended, amends, restates and integrates into a single instrument all of the provisions of the Certificate of Incorporation of the Corporation, as amended prior to the date hereof, which are hereinafter set forth, and which is titled Third Amended and Restated Certificate of Incorporation of Flewber Global Inc., without any further amendments other than the amendments herein certified and without any discrepancy between the provisions of the certificate of incorporation as hereto amended and supplemented and the provisions of said single instrument hereinafter set forth.

FOURTH: The Certificate of Incorporation of the Corporation as heretofore amended is hereby amended and restated pursuant to Sections 228, 242 and 245 of the General Corporation Law. All amendments to the Certificate of Incorporation reflected herein (this “Restated Certificate”) have been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the provisions of such Sections. As required by Section 228 of the General Corporation Law, the Corporation has given written notice of the amendments reflected herein to all stockholders who did not consent in writing to these amendments.

The Certificate of Incorporation of the Corporation shall be amended and restated to read in full as follows:

ARTICLE I.

NAME

The name of this corporation is Flewber Global Inc.

ARTICLE II.

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III.

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV.

CAPITALIZATION

A. Classes of Stock and Authorized Shares. The Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock, par value $0.0001 per share (the “Common Stock”), and Preferred Stock, par value $0.0001 per share (the “Preferred Stock”). The total number of shares which the Corporation is authorized to issue is 110,000,000 shares, of which 100,000,000 shares shall be Common Stock, and 10,000,000 shares shall be Preferred Stock.

B. Rights, Powers, Preferences and Restrictions of Preferred Stock. The Board of Directors of the Corporation is hereby expressly authorized, by resolution or resolutions thereof and the filing of a certificate of designation pursuant to the applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”), to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Subject to Section A of this Article IV and any Preferred Stock Designation, the Board is also expressly authorized to increase or decrease the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. Unless otherwise expressly provided in the Preferred Stock Designation in respect of any series of Preferred Stock, in case the number of shares of such series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

C. Rights of Common Stock. The relative powers, rights, qualifications, limitations and restrictions granted to or imposed on the shares of the Common Stock are as follows:

1. General. The voting powers and dividend and liquidation rights and preferences, if any, of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

2. Voting Rights. Except as may be otherwise provided by this Restated Certificate, a Preferred Stock Designation or by applicable law, the holders of the Common Stock shall be entitled to one vote for each share upon each matter presented to the stockholders of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Restated Certificate or a Preferred Stock Designation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate, a Preferred Stock Designation or the General Corporation Law. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation entitled to vote thereon, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend or other rights of any then outstanding Preferred Stock and to the requirements of applicable law.

4. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation legally available for distribution to its stockholders, subject to any preferential or other rights of any then outstanding Preferred Stock.

ARTICLE V.

POWER TO AMEND BYLAWS

In furtherance and not in limitation of the powers conferred upon it by the Delaware General Corporation Law, and subject to the terms of any series of Preferred Stock, the Board of Directors is expressly authorized and empowered to adopt, amend or repeal the Bylaws of the Corporation. The stockholders may not adopt, amend, alter or repeal the Bylaws of the Corporation, or adopt any provision inconsistent therewith, unless such action is approved, in addition to any other vote required by this Restated Certificate, by the affirmative vote of the holders of at least sixty-seven percent (67%) in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon. Notwithstanding any other provisions of law, this Restated Certificate or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least sixty-seven percent (67%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article V.

ARTICLE VI.

BOARD OF DIRECTORS

A. Authority of Board. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred by statute or by this Restated Certificate or the Bylaws of the Corporation, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B. Board Size. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors pursuant to any Preferred Stock Designation, the total number of authorized directors constituting the Board of Directors (the “Whole Board”) shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Board.

C. Bylaws. Subject to such restrictions and regulations contained in Bylaws adopted by the stockholders, the Board of Directors may make, alter, amend and rescind the Bylaws of the Corporation.

D. Term; Removal; Vacancies. Directors hold office until the earlier of their death, resignation, removal, or disqualification, or until their successors have been elected and qualified. Any director may only be removed from office for cause. Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled by vote of a majority of the directors then in office and not by the stockholders. A person elected to fill a vacancy or newly created directorship shall hold office until the next annual meeting of stockholders, and until his or her successor shall be duly elected and qualified.

E. No Cumulative Voting. No stockholder will be permitted to cumulate votes in any election of directors. The election of directors need not be by written ballot unless the Bylaws shall so provide.

F. Special Meetings. Special meetings of the stockholders may be called only by (i) the Board of Directors pursuant to a resolution adopted by a majority of the Board; (ii) the Chairman of the Board of Directors; or (iii) the Chief Executive Officer or President of the Corporation.

ARTICLE VII.

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

A. Forum Selection. Subject to the last sentence in this Article VII(A), and unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the General Corporation Law or this Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (i) the provisions of this Article VII(A) will not apply to suits brought to enforce any liability or duty created by the Securities and Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

B. Consent to Jurisdiction. If any action the subject matter of which is within the scope of Article VII(A) immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Article VII(A) immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

C. Severability. If any provision or provisions of this Article VII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VII (including, without limitation, each portion of any sentence of this Article VII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

D. Deemed Notice. Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article VII.

ARTICLE VIII.

LIMITATION OF LIABILITY; INDEMNIFICATION

The following provisions are inserted to limit the liability of directors and officers of the Corporation to the full extent of the law allowable and to provide for the indemnification of directors and officers of the Corporation, as applicable.

A. No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase which was illegal under section 174 of Title 8 of the Delaware Code relating to the General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

B. The Corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amount paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contenders or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

C. The Corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation, as a director, officer, employee or agent of the Corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application, that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other Court shall deem proper.

D. To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to herein or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

E. Any indemnification under the paragraphs herein (unless ordered by a Court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in said paragraphs. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

F. The Corporation shall pay expenses incurred by defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding in the manner provided herein upon receipt of any undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the Corporation as authorized in this section. The indemnification and advancement of expenses provided for herein shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

G. The indemnification and advancement of expenses provided herein or granted pursuant to this provision shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or of any disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

H The Corporation may purchase and maintain insurance on behalf of any person who is or was serving the Corporation in any capacity referred to hereinabove against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions herein.

I. The provisions herein shall be applicable to all claims, action, suits or proceedings made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after the adoption hereof.

ARTICLE IX.

CORPORATE OPPORTUNITY

To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Third Amended and Restated Certificate of Incorporation or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

ARTICLE X.

RESTRICTIONS ON OWNERSHIP

A. At no time shall more than 25% of the voting interest of the Corporation be owned or controlled by persons who are not “citizens of the United States” (as such term is defined in Title 49, United States Code, Section 40102 and administrative interpretations thereof issued by the Department of Transportation or its predecessor or successors, or as the same may be from time to time amended) (“Non-Citizens”). In the event that Non-Citizens shall own (beneficially or of record) or have voting control over any shares of capital stock of the Corporation, the voting rights of such persons shall be subject to automatic suspension to the extent required to ensure that the Corporation remains a “citizen of the United States,” as defined immediately above. The Bylaws shall contain provisions to implement this Article X, including, without limitation, provisions restricting or prohibiting transfer of shares of voting stock to Non-Citizens and provisions restricting or removing voting rights as to shares of voting stock owned or controlled by Non-Citizens. Any determination as to ownership, control or citizenship made by the Board of Directors shall be conclusive and binding as between the Corporation and any stockholder for purposes of this Article X.

B. Each certificate, notice or other representative document for capital stock of the Corporation with voting rights (including each such certificate, notice or representative document for capital stock issued upon any permitted transfer of capital stock) shall contain a legend in substantially the following form:

“THE SECURITIES OF FLEWBER GLOBAL INC. REPRESENTED BY THIS CERTIFICATE, NOTICE OR DOCUMENT ARE SUBJECT TO VOTING RESTRICTIONS WITH RESPECT TO CERTAIN SECURITIES HELD BY PERSONS OR ENTITIES THAT FAIL TO QUALIFY AS “CITIZENS OF THE UNITED STATES” AS THE TERM IS DEFINED USED IN SECTION 40102(A)(15) OF TITLE 49 OF THE UNITED STATES CODE, AS AMENDED, IN ANY SIMILAR LEGISLATION OF THE UNITED STATES ENACTED IN SUBSTITUTION OR REPLACEMENT THEREFOR, AND AS INTERPRETED BY THE DEPARTMENT OF TRANSPORTATION, ITS PREDECESSORS AND SUCCESSORS, FROM TIME TO TIME. SUCH VOTING RESTRICTIONS ARE CONTAINED IN THE CERTIFICATE OF INCORPORATION AND THE BYLAWS OF FLEWBER GLOBAL INC., AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME. A COMPLETE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION AND THE BYLAWS SHALL BE FURNISHED FREE OF CHARGE TO THE HOLDER OF THE SECURITIES REPRESENTED HEREBY UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.”

ARTICLE XI.

AMENDMENTS

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Except as provided in this Restated Certificate or applicable law and in addition to any affirmative vote of the holders of any particular class of stock of the Corporation required by applicable law or by a Preferred Stock Designation or this Restated Certificate, the affirmative vote of the holders of at least a majority of the voting power of the shares of the then outstanding capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend, repeal or adopt any provisions of this Restated Certificate.

IN WITNESS WHEREOF, this Third Amended and Restated Certificate of Incorporation has been signed on behalf of the Corporation by its duly authorized officer effective this 14th day of February, 2024.

FLEWBER GLOBAL INC.

/s/ Marc Sellouk
Marc Sellouk, Chief Executive Officer